Exhibit 99

General Electric Capital Services, Inc.
Condensed Statement of Earnings

	Three months ended December 31				Twelve months ended December 31
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Revenues from services	$12,770	$12,833			$49,966	$51,688
Sales of goods	44	279			533	970
Total revenues	12,814	13,112	(2)%		50,499	52,658	(4)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,974	6,207			22,983	23,913
Interest	3,715	4,099			14,956	17,482
Investment contracts, insurance losses and insurance
annuity benefits	844	812			3,197	3,193
Provision for losses on financing receivables	1,354	2,840			7,191	10,627
Total costs and expenses	11,887	13,958	(15)%		48,327	55,215	(12)%

Earnings (loss) from continuing operations before
income taxes	927	(846)	F		2,172	(2,557)	F
Benefit for income taxes	134	867			974	3,887
Earnings from continuing operations	1,061	21	F		3,146	1,330	F

Earnings (loss) from discontinued operations,
net of taxes	605	20			(975)	100

Net earnings	1,666	41	F		2,171	1,430	52%

Less net earnings (loss) attributable to
noncontrolling interests	25	(52)			16	15
Net earnings attributable to GECS	$1,641	$93	F		$2,155	$1,415	52%

Amounts attributable to GECS:
Earnings from continuing operations	$1,036	$73	F		$3,130	$1,315	F
Earnings (loss) from discontinued operations, net of taxes	605	20			(975)	100
Net earnings attributable to GECS	$1,641	$93	F		$2,155	$1,415	52%

(1)

General Electric Capital Services, Inc.
Summary of Operating Segments

	Three months ended December 31				Twelve months ended December 31
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,796	$5,051	(5)%		$18,447	$20,762	(11)%
Consumer(a)	4,517	4,338	4%		17,822	17,634	1%
Real Estate	856	1,039	(18)%		3,744	4,009	(7)%
Energy Financial Services	280	500	(44)%		1,957	2,117	(8)%
GE Capital Aviation Services (GECAS)(a)	1,308	1,203	9%		5,127	4,594	12%
Total segment revenues	11,757	12,131	(3)%		47,097	49,116	(4)%
GECS corporate items and eliminations	1,057	981	8%		3,402	3,542	(4)%
Total Revenues	$12,814	$13,112	(2)%		$50,499	$52,658	(4)%

Segment profit
CLL(a)	$567	$352	61%		$1,554	$963	61%
Consumer(a)	574	225	F		2,629	1,419	85%
Real Estate	(409)	(593)	31%		(1,741)	(1,541)	(13)%
Energy Financial Services	33	31	6%		367	212	73%
GECAS(a)	432	283	53%		1,195	1,016	18%
Total segment profit	1,197	298	F		4,004	2,069	94%
GECS corporate items and eliminations	(161)	(225)	28%		(874)	(754)	(16)%
Earnings from continuing operations
attributable to GECS	$1,036	$73	F		$3,130	$1,315	F
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECS	605	20	F		(975)	100	U
Net earnings attributable to GECS	$1,641	$93	F		$2,155	$1,415	52%

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Services, Inc.
Condensed Statement of Financial Position

	December 31,	December 31,
(In billions, Unaudited)	2010	2009

Assets
Cash & marketable securities	$104.2	$113.9
Inventories	0.1	0.1
Financing receivables - net	319.3	326.9
Property, plant & equipment - net	53.8	56.5
Goodwill & intangible assets	29.5	31.8
Other assets	93.5	105.9
Assets of businesses held for sale	3.1	0.1
Assets of discontinued operations	5.2	15.1

Total assets	$608.7	$650.3

Liabilities and equity
Borrowings and bank deposits	$470.6	$493.6
Investment contracts, insurance liabilities and insurance annuity benefits	30.0	32.0
Other liabilities	35.2	43.5
Liabilities of businesses held for sale	0.6	0.1
Liabilities of discontinued operations	2.1	8.3
GECS shareowner's equity	69.0	70.8
Noncontrolling interests	1.2	2.0

Total liabilities and equity	$608.7	$650.3

(3)